Exhibit 4.5

DEBENTURE

CANADA	October 4, 2013
PROVINCE OF QUÉBEC	US $1,700,000,000

APTALIS PHARMA CANADA INC., a legal person duly constituted under the laws of Canada, having its registered office at 597, Sir-Wilfrid Laurier Boulevard, Mont-Saint-Hilaire, Québec, J3H 6C4 (hereinafter called the “Corporation”), for value received, promises to pay, on demand, to Bank of America, N.A. or to its order, at its office located at One Independence Center, 101 N. Tryon Street, Charlotte, North Carolina, 28246-0100, the sum of ONE BILLION SEVEN HUNDRED MILLION US DOLLARS (US $1,700,000,000) with interest thereon from the date hereof at the rate of TWENTY-FIVE per cent (25%) per annum, both before and after maturity, with interest on overdue interest at the same rate.

This Debenture is issued under and secured by a Deed of Hypothec (the “Deed of Hypothec”) bearing the date of October 3, 2013 executed by the Corporation and Axcan Canada (Invest) ULC in favour of Bank of America, N.A. as fondé de pouvoir for the Debentureholders (the “Trustee”), and this Debenture is subject to, and its holder is bound by, the provisions of the Deed of Hypothec.

This Debenture shall be certified by the Trustee and may be transferred by its holder upon compliance with the provisions of the Deed of Hypothec.

This Debenture is governed by the laws applicable in the Province of Québec.

The Corporation and the holder of this Debenture, by its acceptance hereof, have requested that this Debenture be drafted in English only. La Société et le détenteur de cette débenture, par son acceptation, ont requis que cette débenture soit rédigée en anglais seulement.

IN WITNESS WHEREOF the Corporation has caused this Debenture to be signed by its undersigned representative as of the day and year first written above.

APTALIS PHARMA CANADA INC.

By:	/s/ Steve Gannon

Name: Steve Gannon Title: Senior Vice President, Chief Financial Officer and Treasurer

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TRUSTEE’S CERTIFICATE

This Debenture has been issued under the Deed of Hypothec within mentioned and Bank of America, N.A. appears on the register of the Trustee as the holder of this Debenture.

SIGNED AT Montréal, Province of Québec, this 4th day of October, 2013

BANK OF AMERICA, N.A.

By:	/s/ Mathieu Dubord

Authorized Representative